Exhibit 10.12

Summary Description of the Compensation of

Non-Employee Directors of TETRA Technologies, Inc.

Set forth below is a summary of the compensation arrangements for directors who are not officers or employees of TETRA Technologies, Inc. (Non-Employee Directors) for 2008. Directors who are also officers or employees of TETRA Technologies, Inc. (the Company) do not receive any compensation for duties performed as Directors.

Director Fees. Each Non-Employee Director other than Ralph S. Cunningham, the Company’s Chairman of the Board, receives the following cash compensation:

• Monthly cash retainers of $2,500.

• Meeting fees of $1,500 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee and Reserves Committee receive meeting fees of $1,500 for each committee meeting attended. All meeting fees are payable on the date of the meeting.

• Monthly cash payments of $8,333, in lieu of a portion of the annual equity award received in prior years.

An additional annual cash retainer of $7,500 is paid to the chairmen of the Management and Compensation Committee, the Nominating and Corporate Governance Committee and the Reserves Committee. An additional annual cash retainer of $14,000 is paid to the chairman of the Audit Committee. All additional cash retainer amounts are payable in quarterly installments.

Mr. Cunningham receives a monthly cash retainer of $8,333 for serving as the Company’s Chairman of the Board and a monthly cash payment of $8,333 in lieu of a portion of the annual equity award received in prior years. Mr. Cunningham receives no meeting fees for Board or committee meetings attended.

Equity Compensation. Each Non-Employee Director (including Mr. Cunningham) is eligible to receive equity awards under the Company’s 2006 Equity Incentive Compensation Plan and 2007 Equity Incentive Compensation Plan. No Non-Employee Director has received an equity award in 2008 as sufficient equity is not available under those plans. The Board of Directors has approved certain amendments to the 2007 Equity Incentive Compensation Plan, which will be submitted to the Company’s stockholders at the Annual Meeting of Stockholders to be held in May 2008. If those amendments are approved, the compensation arrangements approved by the Board will include awards of grants of $100,000 in value of restricted stock to each Non-Employee Director. These awards will be made in conjunction with broad-based awards contemplated to be made to eligible employees of the Company in May 2008, in accordance with the procedures of the Management and Compensation Committee of the Board. If these awards to the Non-Employee Directors are made, the monthly cash payments of $8,333 paid to each Non-Employee Director in lieu of equity awards will cease to be paid.

Reimbursement of Expenses. All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board and committees (including travel expenses of spouses if they are invited by the Company). Additionally, Non Employee Directors traveling from out of state to Board or committee meetings receive a $750 travel stipend.